Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Establishment Labs Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid:	Equity	Common Shares, no par value	457(c)	2,000,000 (1)(2)	$35.65 (3)	$71,300,000	0.00014760	$10,523.88 (4)	—	—	—	—
Fees Previously Paid:	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$71,300,000	0.00014760	$10,523.88
	Total Fees Previously Paid							—
	Total Fee Offsets							$8,204.69 (5)
	Net Fee Due							$2,319.19

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Establishment Labs Holdings Inc.	S-3	333-234649	11/12/2019		$8,204.69 (5)	Unallocated (Universal) Shelf	(5)	(5)	$140,000,007

Fee Offset Sources	Establishment Labs Holdings Inc.	S-3	333-234649		11/12/2019						$25,960

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration also covers any additional number of common shares issuable upon share splits, share dividends, or other distribution, recapitalization or similar events with respect to the common shares being registered.

(2)	This prospectus supplement registers the resale by the selling shareholders named in the prospectus supplement of up to 2,000,000 common shares of the Registrant, which consists of (i) 1,101,565 common shares and (ii) 898,435 common shares issuable upon the exercise of outstanding pre-funded warrants to purchase common shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common shares on The Nasdaq Capital Market on January 25, 2024.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for the Registration Statement (File No. 333-271418) filed by the registrant on April 24, 2023 (the “ASR Registration Statement”).

(5)	On November 12, 2019, the registrant filed a Registration Statement on Form S-3 (File No. 333-234649) (the “Prior Registration Statement”), which registered an aggregate amount of $200,000,000 of common shares, debt securities, warrants and units to be offered by the registrant from time to time. In connection with the filing of the Prior Registration Statement, the registrant made a contemporaneous fee payment in the amount of $25,960. The Prior Registration Statement has expired and all offerings thereunder have been completed or terminated. Securities having an aggregate offering price of $140,000,007 were not sold under the Prior Registration Statement. As a result, the registrant had $18,172 in unused filing fees associated with the Prior Registration Statement. On April 26, 2023, in connection with the filing of a prospectus supplement to the ASR Registration Statement, $9,967.31 of the unused filing fee was used to offset the filing fee for such offering in accordance with Rule 457(p) under the Securities Act, leaving $8,204.69 remaining to be applied to this prospectus supplement’s filing fee from the fee offset source.